Exhibit 99.1

Gilead Contacts:
Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD AND ROCHE END TAMIFLU® DISPUTE

- Expanded Collaboration Includes Gilead Role in Oversight of Manufacturing and Commercialization -

FOSTER CITY, CA, November 16, 2005 – Gilead Sciences, Inc. (Nasdaq: GILD) and Roche today announced the companies have ended their dispute related to the companies’ 1996 Development and License Agreement for Tamiflu® (oseltamivir phosphate). With increasing public concern over the threat of an influenza pandemic, in particular related to the growing incidence of avian influenza, Gilead and Roche have reached this settlement in the interest of working together to address public health needs.

Tamiflu, the only oral antiviral for the treatment and prevention of influenza A and B, was invented by Gilead and licensed to Roche in 1996. The companies collaborated on the development of the product, advancing Tamiflu through clinical trials, initiated in 1997, to its first market approval approximately two and a half years later. In June of this year, Gilead delivered a notice of termination to Roche for the companies’ 1996 Agreement and the companies subsequently entered into arbitration. With today’s execution of an amendment to the 1996 agreement, Gilead has terminated arbitration proceedings with Roche.

Under the terms of the amended agreement, Gilead and Roche will establish joint committees to oversee manufacturing, commercial and pandemic planning for the product. Gilead will also have the option to co-promote Tamiflu in specialized areas in the United States. Gilead will not co-promote Tamiflu in 2006 and has not yet determined whether it will exercise its option for co-promotion in 2007 or beyond.

“The global threat of a potential avian flu pandemic has challenged governments, public health officials and the pharmaceutical industry to join together in partnership for the purpose of establishing a comprehensive plan to combat this deadly disease. Beyond this threat, seasonal influenza outbreaks result in hundreds of thousands of deaths each year around the world. We have ended our dispute with Roche in an effort to work together, with the utmost diligence, to address this global public health need,” said John C. Martin, PhD, President and Chief Executive Officer, Gilead Sciences. “As the inventor and the company that devised the manufacturing process for Tamiflu, Gilead looks forward to partnering our expertise with that of Roche, serving as an additional resource to support this important product.”

William M. Burns, CEO Roche Pharmaceuticals Division, commented: “The redefined agreement with Gilead is an important step. Together, Roche and Gilead will be able to focus their efforts even more on making sure that the needs for this medicine can be met, both for the treatment and prevention of seasonal influenza as well as for the worldwide stockpiling for pandemic plans.”

Gilead receives a blended royalty on sales of Tamiflu, tiered from 14 to 22 percent based on Roche’s annual net sales. Roche has agreed to eliminate the pre-existing contractual cost of goods adjustments from the royalty calculations, retroactive to calendar year 2004 and for all future calculations. As a result of the elimination of

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November 16, 2005	Page 2

the cost of goods adjustment, Roche will begin to pay Gilead at the contractually specified royalty rate based on the level of sales achieved, instead of the prior year’s effective royalty rate. Without the cost of goods adjustments, based on actual sales for the first nine months of 2005 and estimated pandemic sales for the fourth quarter, Gilead anticipates receiving a blended royalty for Roche’s full year 2005 Tamiflu sales in the range of 18 to 19 percent. Within 15 days after the amendment becomes effective, Roche will pay Gilead $62.5 million to reimburse Gilead for cost of goods adjustments retroactive to 2004 as well as to update the royalties payable to Gilead for the first nine months of 2005 based on current year royalty rates. Finally, Roche has agreed to waive its rights on the $18.2 million that Roche previously paid to Gilead and that Gilead deferred, for the disputed royalty calculations in the period from 2001 through 2003, as outlined in the notice of termination delivered to Roche on June 23, 2005.

Conference Call

At 8:30 a.m. Eastern Time today, Gilead will webcast a conference call live on the company’s website to discuss this announcement. To access the live webcast or the archive via the internet, log on to www.gilead.com. Alternatively, please call 800-706-7749 (U.S.) or 617-614-3474 (international) and dial the participant passcode 36381347 to access the call. Telephone replay is available approximately two hours after the call through 7:30 a.m. Eastern Time, November 19, 2005. To access the replay, please call 888-286-8010 (U.S.) or 617-801-6888 (international) and dial the participant passcode 85062101. This webcast will be archived on www.gilead.com for three days. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

About Influenza

In a typical flu season, approximately 5-15 percent of the population develops upper respiratory infections that are caused by the influenza virus. These annual epidemics are believed to result in 3-5 million cases of severe illness and 250-500,000 deaths worldwide. In the United States alone, up to 40 million Americans develop the flu, more than 200,000 people are hospitalized and 36,000 people die as a result of the flu and its complications during the average flu season.

While influenza is a significant public health issue in a typical year, the outbreak of pandemic influenza has the potential to cause tens of millions of deaths around the world. The Centers for Disease Control and Prevention (CDC) predict that an influenza pandemic in the United States would cause 20-47 million illnesses, 730,000 hospitalizations and 89-207,000 deaths.

About Tamiflu

Tamiflu is indicated for the treatment and prevention of the most common strains of influenza (types A and B). The medication targets one of the two major surface structures of the influenza virus, the neuraminidase protein. The neuraminidase site is virtually the same in the most common strains of influenza, types A and B. Tamiflu attacks the influenza virus and is thought to work by stopping it from spreading inside the body.

Tamiflu is generally well tolerated. In treatment studies in adults, the most frequently reported adverse events were mild-to-moderate transient nausea or vomiting. Other events reported more frequently than with placebo were bronchitis, insomnia and vertigo. In prophylaxis studies in patients aged 13 and older, adverse events were qualitatively similar to those seen in the treatment studies despite a longer duration of dosing. Events reported more frequently in subjects receiving Tamiflu compared to subjects receiving placebo in prophylaxis studies included nausea, vomiting, diarrhea, abdominal pain, dizziness, insomnia, headache, vertigo and fatigue.

In pediatric treatment studies, the most frequently reported adverse event was vomiting. Other events reported more frequently by pediatric patients treated with Tamiflu included abdominal pain, epistaxis, ear disorder and conjunctivitis. These events generally occurred once and resolved despite continued dosing. In a prophylaxis study, which included pediatric patients aged one to 12 years, gastrointestinal events were most frequently reported, particularly vomiting.

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Efficacy of Tamiflu in the treatment of subjects with chronic cardiac disease and/or respiratory disease has not been established.

Vaccination is considered the first line of defense against influenza.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information regarding Gilead, please visit www.gilead.com.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As a supplier of innovative products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is a world leader in diagnostics, the leading supplier of drugs for cancer and transplantation and a market leader in virology. In 2004 sales by the Pharmaceuticals Division totalled 21.7 billion Swiss francs, while the Diagnostics Division posted sales of 7.8 billion Swiss francs. Roche employs roughly 65,000 people in 150 countries and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai. Additional information about the Roche Group is available on the Internet (www.roche.com).

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties, which may cause actual results to differ materially from those set forth in such statements. Such forward-looking statements include, without limitation, statements relating to Gilead’s expected range of royalties on net sales of Tamiflu and the CDC’s predictions regarding the effects of a potential influenza pandemic in the United States. Forward-looking statements also include other statements of management’s opinion or expectations. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected due to, among other things, the ability for Roche and Gilead to effectively work together in overseeing the global manufacturing, licensing, commercialization and promotion of Tamiflu, as well as other scientific and medical initiatives, whether there is an actual or perceived need for Tamiflu based on concerns of a potential flu pandemic, the actual amount of Tamiflu sold, whether Tamiflu can effectively combat the avian flu, marketing effectiveness, as well as changes in economic, business, competitive, technological or regulatory factors and trends. All forward-looking statements in this document are made as of the date hereof, based on information available to Gilead as of the date hereof and Gilead undertakes no obligation to publicly update any forward-looking statement in order to reflect events or circumstances that arise after the date of this release. Forward-looking statements in this press release should be evaluated together with, and actual results may be affected by, the many uncertainties that affect Gilead’s business, particularly those mentioned in Gilead’s Form 10-K for the year ended December 31, 2004, and in periodic reports on Form 10-Q and Form 8-K, including but not limited to those described in Gilead’s Form 10-Q for the quarterly period ended September 30, 2005 under the captions “Forward-Looking Statements and Risk Factors.”

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